Exhibit 8.2

STRICTLY PRIVATE AND CONFIDENTIAL

Kepler Group Limited
Suite 3902-03, 39/F
Tower 6, The Gateway	Our Ref	:	HWC/WHW/505
Harbour City, Tsim Sha Tsui
Hong Kong	Name	:	Ivy WONG

Attention: Mr. Ken Kwok	T	:	+852 3170 1088

By Email	E	:	Ivy.wong@kempllp.com

3 October 2025

Dear Sirs,

HONG KONG LEGAL OPINION ON TAX MATTERS

We are a firm of solicitors duly qualified and authorised to practise Hong Kong law in Hong Kong and to issue opinions in connection with the laws and regulations thereof.

We refer to the proposed listing of the ordinary shares (the “Shares”) of Kepler Group Limited (the “Company”), a Cayman Islands company with limited liability, on the Nasdaq Capital Market (“Nasdaq”) by way of an initial public offering (the “IPO”) as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission of the United States of America (the “SEC”) under the U.S. Securities Act of 1993 (as amended) in relation to the IPO.

We have acted as the Hong Kong legal advisers to the Company, which holds the entire issued share capital of (i) Kepler Global Advisors Limited, (ii) Equator Asset Protection Limited and (iii) Kepler Innovative Technology Limited, companies incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) with limited liability, and are wholly- owned subsidiaries of the Company (the “Hong Kong Operating Subsidiaries”).

1	SCOPE

This Opinion relates solely to Hong Kong law as applied by the courts of Hong Kong at the date of this Opinion. We express no opinion on the laws of any other jurisdiction and have made no investigation on the laws of any other jurisdiction.

PARTNERS: Anthony CHAN*^ ● Malcolm KEMP ● Voon Keat LAI ● Yeeling WAN ● Ivy WONG

* China Appointed Attesting Officer ^ Notary Public

23 / F P ico Tower , 6 6 Gl ouc es t er Road , H ong Ko ng     ●     香港告士打道 6 6 号笔克大厦 2 3 楼

T :   + 852 3170-1088   ● F :   + 852 3170 1077   ● E:   CONTACT.HK@KEMPLLP.COM   ●   WWW.KEMPLLP.COM

3 October 2025 505-2510031723.2 Page 2 of 5

2	OPINION

Upon the basis of the foregoing and subject to the qualifications set out below, we set forth our opinion as at the date hereof.

Hong Kong Taxation

2.1	Profits tax

2.1.1	Hong Kong imposes profits tax on a territorial basis. This means that generally profits derived from investing in the Shares are only subject to Hong Kong profits tax if such profits arise in or are derived from Hong Kong.

2.1.2	Rates of profits tax

2.1.2.1	The current normal profits tax rate applicable to corporations is 16.5%.

2.1.2.2	The information provided to us shows that the Company does not currently carry out any trade or business in Hong Kong. If, however, the Company carries out any trade, profession or business in Hong Kong in the future and profits arise or are derived from such trade, profession or business, then based on the current Hong Kong tax regime (and without taking into consideration any allowances that may be available), the current normal profits tax rate for corporations will be applicable and any profits of the Company arising in or derived from Hong Kong will be subject to a profits tax rate of 16.5%.

2.1.2.3	The Hong Kong Operating Subsidiaries, being incorporated and carrying on business in Hong Kong, will be subject to Hong Kong profits tax on their profits arising in or derived from Hong Kong. The current profits tax rate for corporations is 16.5% on assessable profits.

2.2	Purchase and sale of Shares

2.2.1	Where the investor has no presence in Hong Kong and does not carry on any trade, profession or business in Hong Kong either directly or through an agent (meaning that the investor is not resident in Hong Kong), any gains derived by the investor from the purchase and subsequent disposal of the Shares would not be subject to Hong Kong profits tax.

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2.2.2	Where the investor carries on trade, profession or business in Hong Kong (meaning that the investor is resident in Hong Kong), one needs to consider whether the gains from the disposal of the Shares is capital or revenue in nature, and whether it is Hong Kong or non-Hong Kong sourced.

2.2.3	There is no tax on capital gains in Hong Kong. If the investor is carrying on a trade, profession or business in Hong Kong but holds the Shares for investment purposes, any gains derived from the disposal of the Shares would not be subject to Hong Kong profits tax. The burden of proof will be on the investor that the gains are capital in nature.

2.2.4	If the investor is carrying on trade, profession or business in Hong Kong and fails to prove that the profits derived from the disposal of the Shares is capital in nature, the profits on disposal will be subject to Hong Kong profits tax if those profits are Hong Kong sourced. The Inland Revenue Department currently regards the locality of the profits to be the location of the stock exchange where the shares or securities in question (in this case the Shares) are traded. Trades of Shares executed on Nasdaq would therefore generally be considered to be effected in the United States and any profits on disposal would be considered to be non-Hong Kong sourced and hence not subject to Hong Kong profits tax. This general principle may not apply to the trading profits of certain investors due to the nature of their business (e.g. insurance companies) or the way their transaction is arranged (e.g. off exchange transactions).

2.3	Value-added taxes

Hong Kong does not impose any turnover, sales or value-added taxes.

2.4	Capital gains

Hong Kong does not impose tax on capital gains. Thus, any gains derived from the disposal of the Shares acquired for long term investment will not be taxable in Hong Kong.

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2.5	Dividends

Dividends from sources either inside or outside Hong Kong are not taxable in Hong Kong. Dividends paid by the Company on Shares would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

2.6	Stamp duty

For transactions of stocks which is required to be registered in Hong Kong, stamp duty is charged at 0.2% on the higher of the consideration or the value of the stocks, payable half by the vendor and half by the purchaser. A fixed duty of HK$5 will also be charged on the instrument of transfer (if any) relating to such transfer of stocks. In case of a company which is not incorporated in Hong Kong or does not keep its register of members in Hong Kong, any transfer of its stock is not subject to stamp duty in Hong Kong.

We understand that Shares are separately constituted securities and Shares of the Company are constituted outside Hong Kong. Furthermore, no transfers of Shares will be registered in Hong Kong.

As the Company is not incorporated in Hong Kong, no stamp duty is payable on the purchase and sale of the Share in case the Company does not keep its register of members/holders in Hong Kong.

2.7	Estate duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on 11 February 2006. No estate duty affidavits and accounts need to be filed and no estate duty clearance papers are needed for the application for a grant of representation in respect of deaths occurring on or after that date. As a result, the estate of any person deceased on or after 11 February 2006, even if such estate includes Shares, is not subject to any estate duty in Hong Kong.

3	QUALIFICATIONS

3.1	Subject Matter of Opinion

This Opinion addresses exclusively the matters stated herein and is not to be read as extending to any other documents or matters. We express no view with respect to any other matter and are under no obligation to advise you on any matters that may occur after the date of this Opinion which would render the views expressed herein no longer applicable.

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3.2	Documents not Examined

This Opinion is an opinion of the tax law in Hong Kong. For the purposes of this Opinion, we have not examined or reviewed any contracts, instruments and other documents relating to the Company; nor have we made any other enquiries or investigations of the Company. Accordingly, this Opinion does not constitute a statement of the effect of Hong Kong tax laws on the Company’s legal, financial and taxation positions.

4	CONSENT

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

Yours faithfully,

M.B. KEMP LLP